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EXHIBIT 23.3    CONSENT OF MORRIS, NICHOLS, ARSHT & TUNNELL
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               [LETTERHEAD OF MORRIS, NICHOLS, ARSHT & TUNNELL]

                              September 22, 1998

Muldoon, Murphy & Faucette
5101 Wisconsin Avenue, N.W.
Washington, DC 20016

Ladies and Gentlemen:

        We hereby consent to the filing of our opinion to you concerning certain matters of Delaware law in connection with the subscription and community offering (the "Offering") by Grand Central Financial Corp., a Delaware corporation (the "Company"), of shares of its common stock, par value $.01 per share, in draft or final form, as an exhibit to (i) to the Registration Statement filed with the Securities and Exchange Commission by the Company in connection with the Offering, and all amendments thereto, and (ii) the Application for Conversion filed with the Office of Thrift Supervision in connection with the conversion of Central Federal Savings and Loan Association of Wellsville, a federally chartered savings and loan association, from the mutual form of ownership to stock form of ownership, and all amendments thereto, and to the reference to this firm in the "Legal Matters" section of the Prospectus relating to the Offering.


                                   Very truly yours,

                                   /s/ Morris, Nichols, Arsht & Tunnell
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                                   Morris, Nichols, Arsht & Tunnell